Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291908

Nuveen Municipal Credit Opportunities Fund (NYSE: NMCO)

(the “Fund”)

Supplement Dated October 2, 2026

to the Fund’s Prospectus Supplement Dated March 12, 2026 (the “Prospectus Supplement”)

The second paragraph in the section of the Prospectus Supplement titled “Use of Proceeds” is hereby deleted and replaced with the following:

The net proceeds from the issuance of Common Shares hereunder will be invested in accordance with the Fund’s investment objectives and policies as set forth in the accompanying prospectus. The Fund currently anticipates that it will be able to invest substantially all of the net proceeds in investments that meet the Fund’s investment objectives and policies within approximately three months of the receipt of such proceeds. Pending investment, it is anticipated that the proceeds will be invested in short-term or long-term securities issued by the U.S. Government and its agencies or instrumentalities or in high-quality, short-term money market instruments. In addition, the Fund may use such proceeds to pay distributions to shareholders.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS SUPPLEMENT

FOR FUTURE REFERENCE

EGN-NMCOP-1026P